EXHIBIT 10.1
     BANKATLANTIC, and its agents, officers, directors, employees, predecessors, subsidiaries, affiliates, parent, assigns and successors, are hereinafter collectively referred to as “Employer”.
     Jay Fuchs, his heirs, successors and assigns are hereinafter referred to as “Employee”. The “Termination of Employment Date” shall be defined as the date this Agreement becomes effective plus the seven (7) day revocation period.
     WHEREAS, Employee desires to compromise, finally settle, and fully release any and all actual or potential claims including those related to Employee’s employment and termination of employment that Employee in any capacity may have or claim to have against Employer.
     WHEREAS, Employee acknowledges that Employee is waiving his rights or claims only in exchange for consideration in addition to anything of value to which he already is entitled.
     NOW, THEREFORE, in consideration of the foregoing and the payment of:
a)	Separation Pay

Continuation of regular gross base compensation (separation pay), through January 9, 2008, payable each regular pay period, subject to all applicable taxes and withholding (including withholding with respect to the continuation of benefits set forth in (d).

b)	Car Allowance

You will continue to receive your auto allowance through January 9, 2008.

c)	Bonus

You will receive your 2006 bonus, payable March 9, 2007, calculated consistent with the EMC Executive Bonus Program and at the sole discretion of the Bank.

d)	Health Insurance Coverage

Continuation of the medical/dental/vision coverage in effect, in accordance with COBRA, until such time that you become eligible for benefits through another employer or through January 9, 2008, whichever is sooner. Please note however that this continuation period will be considered as part of the 18-month COBRA period, i.e. this combined coverage will not exceed 18 months from the last day of the month of your Termination of Employment Date, which is defined as the date the Agreement is executed plus the seven (7) day revocation period. Employee understands that coverage provided under Employer’s other health and welfare programs, including long- and short-term disability and life insurance, shall cease as of the Termination of Employment Date, as defined above.

e)	Stock Options

All vested stock options will receive an extended exercise period through May 15, 2007 (pending approval of the Compensation Committee’s approval). Additionally, all unvested stock options will be vested with a pro-rata date of January 9, 2008 (pending approval of the Compensation Committee’s approval).

f)	Discounted Mortgage

Any employee discounted mortgage loan rate with BankAtlantic will remain in effect for one year after your date of separation.

g)	Discounted Consumer Loan

Any discounted BankAtlantic Consumer Loan rate will remain in effect for the term of the loan.

h)	Employee Checking Account

There will be a continuation of employee checking account classification through your separation period. The account will then be reclassified as a regular customer account.

i)	Discounted Safety Deposit Box

Any discounted safety deposit box rate will remain in effect for the rental term.

j)	Neutral Employment Reference

Employer agrees to provide Employee with employment reference which is mutually agreeable to both parties.
     Employee agrees as follows:
     1. The recitals above are true and correct.
     2. The Employee does hereby release and discharge Employer from any and all claims, demands or liabilities whatsoever, whether known or unknown or suspected to exist by Employee, which Employee ever had or may now have against the Employer, from the beginning of time to the date of this Agreement, including, without limitation, any claims, demands or liabilities in connection with Employee’s employment or termination of employment, including wrongful termination, breach of express or implied contract, unpaid wages, or pursuant to any federal, state, or local employment laws, regulations, or executive orders regulating employment or prohibiting inter alia, age, race, sex, national origin, religion, handicap, and disability discrimination, such as the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Florida Private Sector Whistleblower Act, the Florida Civil Rights Act, the Fair Labor Standards Act, the Immigration Reform and Control Act, the Family and Medical Leave Act, Florida’s Workers Compensation Retaliation statute (Florida Statutes §440.205), the Florida and Federal Constitutions; and any and all other federal, state, and local laws and regulations prohibiting, without limitation, discrimination in employment, retaliation, conspiracy, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation, misrepresentation or fraud, negligence, negligent supervision, hiring, or retention, assault, batter, detrimental reliance, or any other offense. This Agreement does not waive rights or claims that may arise after this Agreement is executed.
     3. Employee acknowledges and agrees that he continues to be bound by the Non-Solicitation Agreement signed on April 19, 2000, attached hereto as Attachment “A”, and incorporated herein by reference.
     4. Employee acknowledges that his employment with Employer placed him in a position of confidence and trust with the clients, customers, suppliers, vendors, contractors and employees of Employer and/or of any joint venture, partnership, trust or other entity in which the Employer has a direct or indirect interest. Employee consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Employer that Employee make the covenant contained in this paragraph, that the covenant is a material inducement for the Employer to enter into this Agreement, and that the covenant is given as an integral part of and incident to this Agreement. Accordingly, Employee shall not, directly or indirectly, for a period of two (2) years following Employee’s Termination of Employment Date, directly or indirectly, enter into the employment of, render any services to, or otherwise offer other assistance to or participate in or be connected with, as an officer, director, employee, principal, agent, consultant or otherwise, Commerce Bankcorp, BankUnited, and/or their subsidiaries or affiliates throughout the United States. If any portion of this covenant is unenforceable because of the scope of business, duration or geographic scope of such provision, the parties agree that the court, making such determination, shall have the power to reduce the scope of business, duration and/or geographic scope to the maximum enforceable by law and, in its reduced form, such provision shall be enforceable.
     5. Employee represents and warrants that he has not taken any documents that contain or represent confidential information or trade secrets of the Employer.
     6. Employee agrees never to make any disparaging, potentially damaging or otherwise uncomplimentary statement, either written or oral, to any person, including but not limited to, clients, customers, vendors, employees, or financial or credit institutions, with respect to Employer or any other persons released hereunder. Employee agrees that this non-disparagement clause is a material term of this Agreement.
     7. Employee acknowledges that a breach of paragraphs 3, 4, 6, 10, 14 and 15 of this Agreement may give rise to irreparable injury to Employer, and that a cause of action shall immediately accrue for damages. Employee and Employer agree that damages sustained by such breach would be impractical or extremely difficult to determine and, therefore, agree that such damages shall be equal to $500,000.00. Employer and Employee further agree that such damages are not intended to be, and shall not be construed as, a penalty. Additionally, the Employer shall be entitled to a temporary, preliminary and/or permanent injunction or any other appropriate decree of specific performance or equitable relief from a court of competent jurisdiction in order to prevent, prohibit or restrain any breach or violation or threatened or imminent breach or violation of this Agreement by Employee. Employee further agrees that should his spouse, attorneys, accountants or financial advisers take any action that would be a breach of the confidentiality provision contained in paragraph 10 if done by Employee, then the remedies provided in this paragraph should be applicable to the same extent as if Employee had breached the Agreement.
     8. Employee represents and warrants that no person other than the parties who sign this Agreement had or has any interest in the matters referred to in this Agreement, that Employee has the sole right and exclusive authority to execute this Agreement, and that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered by this Agreement.
     9. Employee understands that Employer is under no obligation, presently or at any time in the future, to accept Employee as an employee.
     10. Employee agrees that all matters relating to this Agreement are strictly confidential and that Employee and his attorney shall not disclose or disseminate any information concerning term(s) hereof to any third person(s) except under the following conditions: (a) Employee may advise his tax attorney, consultant, or the Internal Revenue Service that he received income as a result of a settlement agreement relating to his employment (and Employee shall instruct the recipient of any information not to disclose any matters relating to this Agreement); or (b) if subpoenaed by a party to a lawsuit or ordered by a court, Employee may testify regarding the Agreement or may produce the Agreement provided that Employee has given Employer sufficient notice to assert any objections prior to his appearance at a deposition, the return of a subpoena, or the entry of a court order. Employee agrees to waive any objection to Employer’s requesting that the document production or testimony be done in camera and under seal. Any disclosure or dissemination by Employee other than as described above will be regarded as a breach of this Agreement and a cause of action shall immediately accrue for damages, including, but not limited to, the amount paid to Employee under this Agreement.
     11. Employee acknowledges and agrees that the prevailing party shall be entitled to any attorney’s fees and court costs incurred in enforcing this Agreement or in defending any claim (except claims under the ADEA) brought in violation hereof.
     12. Employee acknowledges and agrees that no consideration other than as provided for by this Agreement will be paid by Employer.
     13. Employee fully understands that if any fact with respect to which this Agreement is executed is found hereafter to be different from the facts Employee now believes to be true, he expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be effective notwithstanding such difference in fact.
     14. Employee agrees, that he will immediately deliver or cause to be delivered to Employer any and all books, notebooks, financial statements, passwords, codes, computer system passwords and codes, manuals, cellular telephones, computers, palm pilots, software, hardware, corporate credit cards, keys, electronic beeper or other electronic device, data and other documents and materials in his possession or control relating to Employer’s confidential information or trade secrets, or which is otherwise the property of Employer. Employee agrees that he shall not access, or attempt to access, by any means, any of the Employer’s computer systems. The term “confidential information” shall include, but not be limited to, investigative files, trade secrets, customers, financial, commercial and/or proprietary information.
     15. Employee agrees that he shall not disclose, cause to be disclosed, or disseminate to any third party, including Employee’s prospective or future employers, any of Employer’s confidential information as defined in paragraph 14, unless required by law, rule or regulation. Employee acknowledges that confidential information is a legitimate business interest that Employer seeks to protect.
     16. Employee and Employer acknowledge that the cash payments provided under this Agreement are taxable compensation and will be reported on Employee’s Form W-2 for the year of payment. In addition, Employee and Employer acknowledge that all other payments and benefits provided under this Agreement that are required pursuant to the Internal Revenue Code to be treated as taxable compensation also will be reported on Employee’s Form W-2 for the year the payment or benefit is provided.
     17. Pursuant to the provisions of the Older Workers Benefit Protection Act (OWBPA), which applies to Employee’s waiver of rights under the Age Discrimination in Employment Act, Employee has a period of twenty-one (21) days within which to consider whether to execute this Agreement. Employee agrees that if he does not execute this Agreement within the twenty-one (21) day period, the Agreement will be void. Also pursuant to the OWBPA, Employee may revoke the Agreement within seven (7) days of its execution. It is specifically understood that this Agreement shall not become effective or enforceable until the seven-day revocation period has expired. Consideration for this Agreement will not be paid until the end of the seven-day revocation period.
     18. Employee acknowledges that, pursuant to the OWBPA, Employer advised Employee, in writing, to consult with an attorney prior to executing this Agreement.

     19. This Agreement does not constitute an admission of a violation or any law, order, regulation, or enactment, or of wrongdoing of any kind by Employer and is entered into by the parties solely to end any controversy between them.
     20. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, both substantive and remedial. The failure of any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver of such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.
     21. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     22. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, express or implied, between the parties other than as set forth herein, except for the Non-Solicitation Agreement executed on April 19, 2000 and incorporated herein by reference. This Agreement cannot be amended, supplemented, or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement, or modification is sought.
     23. EMPLOYEE FURTHER STATES THAT HE HAS CAREFULLY READ THIS AGREEMENT, IT HAS BEEN FULLY EXPLAINED TO HIM, THAT HE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY, AND THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE AGREEMENT ARE THOSE

STATED IN THE AGREEMENT, AND THAT EMPLOYEE IS SIGNING THIS AGREEMENT VOLUNTARILY WITH THE FULL INTENT OF RELEASING EMPLOYER OF ALL CLAIMS.
     Executed this 9th day of February, 2007, at

By:	/s/ Jay Fuchs
Jay Fuchs

BankAtlantic Employer
By:	/s/ Susan D. McGregor
	Name:	Susan D. McGregor
	Title:	EVP — Human Resources

STATE OF FLORIDA	) )	SS:
COUNTY OF Broward	)
     The foregoing instrument was acknowledged before me this 9th day of February, 2007, by Jay R.
Fuchs, who is personally known to me or who has produced a driver’s license as identification and who did (did not) take an oath.

Print or Stamp Name:
Notary Public, State of Florida at Large
Commission No.:
My Commission Expires:

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